Exhibit 12.1

                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
                              (Dollars in millions)

                                                         Successor                        Predecessor
                                          --------------------------------------   ----------------------------
                                                 Years ended         Four months   Eight months   Years ended
                                                 December 31,          ended          ended       December 31,
                                          ------------------------   December 31,   August 31,  --------------
                                                2005         2004      2003          2003(b)    2002      2001
                                          ---------------   ------     ----          ----       ----      ----
                                                   Pro
                                                  forma
                                                   as
                                        Actual   adjusted   Actual                        Actual
                                        ------   --------   ------    -------------------------------------------
Pretax income (loss) from operations:
    Net income (loss)................  $324.9    $331.0    $294.8     $ 96.3      $2,201.7   $(7,835.7)  $(405.9)
    Add income tax expense (benefit).   178.5     181.8     159.3       53.2         (13.5)      864.3     (57.6)
    Add discontinued operations......     -         -         -          -           (16.0)    2,216.8     100.6
    Add minority interest............     -         -         -          -             -         173.2     119.5
    Add cumulative effect of
      accounting change..............     -         -         -          -             -       2,949.2       -
                                       ------    ------    ------     ------      --------   ---------   -------

       Pretax income (loss)
         from operations.............   503.4     512.8     454.1      149.5       2,172.2    (1,632.2)   (243.4)
                                       ------    ------    ------     ------      --------   ---------   -------

Add fixed charges:
    Interest expense on corporate
       debt, including amortization..    48.1      38.7      71.5       34.4         223.2       346.7     369.5
    Interest expense on investment
       borrowings....................    10.2      10.2       8.0        2.4           8.3        16.4      30.5
    Interest added to policyholder
       account balances..............   419.9     419.9     410.4      145.5         307.9       496.6     523.3
    Portion of rental (a)............    12.6      12.6      13.5        6.4           8.9        13.8      15.1
                                       ------    ------    ------     ------      --------    --------   -------

       Fixed charges.................   490.8     481.4     503.4      188.7         548.3       873.5     938.4
                                       ------    ------    ------     ------     ---------    --------   -------

       Adjusted earnings (loss)......  $994.2    $994.2    $957.5     $338.2      $2,720.5    $ (758.7)  $ 695.0
                                       ======    ======    ======     ======      ========    ========   =======

          Ratio of earnings to
             fixed charges...........   2.03X     2.07X     1.90X      1.79X         4.96X        (c)       (d)
                                        =====     =====     =====      =====         =====         =         =


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   (a)  Interest portion of rental is estimated to be 33 percent.
   (b) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (i) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (ii) $(950.0) million related to fresh start adjustments; and (iii) $(70.9) million related to professional fees. For the eight months ended August 31, 2003, the ratio of earnings to fixed charges excluding such reorganization items would have been 1.08X.
   (c) For such ratios, earnings were $1,632.2 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (i) special and reorganization charges of $110.9 million; (ii) goodwill impairment charges of $500 million; and (iii) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements incorporated by reference in this prospectus.
   (d) For such ratios, earnings were $243.4 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (i) special charges of $80.4 million; and (ii) provision for losses related to loan guarantees of $169.6 million.